Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 23, 2013

LEGGETT & PLATT REPORTS THIRD QUARTER EPS OF $.49

Carthage, MO, October 23, 2013 —

•	3Q EPS was $.49, including an unusual $.06 benefit from an acquisition completed during the quarter

•	3Q sales were $958 million, 2% lower than in prior year

•	Revised 2013 guidance is $1.61-1.66 EPS, on sales of approximately $3.75 billion

Diversified manufacturer Leggett & Platt reported third quarter EPS of $.49. Results include an unusual $.06 EPS benefit from an acquisition purchased at a negotiated price less than the accounting fair value of net assets. For comparison, 3Q 2012 EPS was $.45. The underlying EPS decrease (apart from the acquisition benefit) is primarily due to reduced unit volume.

Third quarter sales from continuing operations were $958 million, a 2% (or $20 million) decrease versus the prior year. Same location sales decreased 3%, primarily due to lower store fixture unit volume. Acquisitions increased sales by 1%.

CEO Comments

CEO David S. Haffner commented, “In general, the third quarter remained sluggish as companies and consumers wrestled with the effects of continuing governmental gridlock and its associated uncertainty. Even so, we are pleased with the progress made in many of our operating units. Our sales decline primarily reflects the non-recurrence, as expected, of one major retailer’s large store fixture programs that were concentrated in the third quarter last year. This was partially offset by sales gains in the automotive and carpet underlay business units. EPS declined consistent with lower sales, but this was more than offset by the one-time accounting benefit from a recent acquisition.

“During the quarter we acquired an aerospace tubing manufacturer based in France, producing roughly $40 million of annual revenue. Including the 2012 Western Pneumatic Tube acquisition, and one smaller U.K. operation acquired earlier this year, we now have four companies that provide titanium, nickel alloy and stainless steel welded and seamless tubing and sub-assemblies for aerospace applications. Collectively, these operations should generate annual revenue of approximately $120 million.

“Since 2007, our primary long-term financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR1) as measured over rolling 3-year periods. For the three year period that began January 1, 2011, we have so far (over the last 34 months) generated annual average TSR of 15%, which places us at the midpoint of the S&P 500 companies.

“We continue to maintain our strong financial base. At quarter’s end we had nearly $500 million available under our existing commercial paper program. We ended the quarter with net debt to net capital at 27.9%, the lowest level in over two years, and conservatively below our long-term 30%-40% target range.”

Dividends and Stock Repurchases

In August, Leggett & Platt’s Board of Directors increased the quarterly dividend to $.30, one cent higher than the second quarter dividend. 2013 marks 42 consecutive annual dividend increases for the company, with a compound annual growth rate of 13%. Only two other S&P 500 companies can claim as high a rate of dividend growth for as many years.

[1]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

At yesterday’s closing share price of $29.67, the indicated annual dividend of $1.20 per share generates a yield of 4.0%, one of the highest dividend yields among the S&P 500 Dividend Aristocrats.

During the third quarter the company purchased 1.1 million shares of its stock, and issued 0.3 million shares. The number of shares outstanding decreased to 141.2 million. During the first three quarters of 2013 the company repurchased 3.9 million shares and issued 3.1 million shares. Approximately two-thirds of the stock issuance reflects employee stock option exercises in response to higher stock prices.

2013 Outlook

For 2013, Leggett & Platt now anticipates annual sales of approximately $3.75 billion, reflecting 1% growth; prior sales guidance was $3.75-3.85 billion. Full year EPS guidance is now $1.61-1.66. Continuing operations EPS guidance, adjusted to exclude the $.06 benefit from the 3Q acquisition, has been narrowed to $1.50-1.55, versus prior guidance of $1.50-1.65. Last year’s continuing operations adjusted EPS was $1.47.2

Cash from operations should again exceed $350 million for the full year. Capital expenditures are expected to be approximately $85 million, and dividend payments should approximate $125 million (lower than normal, since the company accelerated the January 2013 dividend payment into December 2012).

As has been typical since 2007, after funding dividends and capital expenditures, excess cash flow is largely being directed toward acquisitions or stock repurchases. Management has standing authorization from the Board of Directors to repurchase up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales volumes can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should significantly benefit future earnings and margins as market demand rebounds.

SEGMENT RESULTS – Third Quarter 2013 (versus the same period in 2012)

Residential Furnishings – Total sales increased $27 million, or 6%, from higher unit volumes, and raw material related price increases in carpet underlay. EBIT (earnings before interest and income taxes) increased $7 million primarily due to higher unit volume.

Commercial Fixturing & Components – Total sales decreased $33 million, or 20%, largely due to non-recurrence, as anticipated, of last year’s robust store fixture sales to a major retailer. EBIT decreased $11 million due to lower sales.

Industrial Materials – Total sales decreased $10 million, or 4%. Same location sales declined 10%, with roughly one-half of that reduction caused by reduced trade sales at the rod mill, and the remainder from steel-related price deflation and lower unit volume. EBIT declined $3 million, primarily due to lower sales and reduced metal margins.

Specialized Products – Total sales increased $2 million, with strength in Automotive offset by decreases in Commercial Vehicle Products. EBIT decreased $1 million due to reduced sales and operational challenges in CVP.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Thursday, October 24. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

[2]	To aid investors’ awareness of basic operational profitability, 2012 adjusted EPS excludes $.18 in unusual tax benefits. Full year 2012 reported EPS was $1.70, including $.05 from Discontinued Operations.

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Fourth quarter results will be released after the market closes on Thursday, January 23, 2014, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 130-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT

				October 23, 2013
RESULTS OF OPERATIONS [1]	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2013	2012	Change	2013	2012	Change
Net sales (from continuing operations)	$957.7	$978.1	(2%)	2,849.2	$2,856.0	(0%)
Cost of goods sold	764.7	773.2		2,268.2	2,285.9

Gross profit	193.0	204.9		581.0	570.1
Selling & administrative expenses	92.1	94.1	(2%)	298.1	283.0	5%
Amortization	5.4	6.5		16.5	19.1
Other expense (income), net	(10.7)	(0.6)		(17.7)	0.4

Earnings before interest and taxes	106.2	104.9	1%	284.1	267.6	6%
Net interest expense	8.9	9.7		28.1	25.5

Earnings before income taxes	97.3	95.2		256.0	242.1
Income taxes	25.7	28.6		69.9	72.9

Net earnings from continuing operations	71.6	66.6		186.1	169.2
Discontinued operations, net of tax	0.4	—		7.3	7.3

Net earnings	72.0	66.6		193.4	176.5
Less net income from non-controlling interest	(0.7)	(0.8)		(1.7)	(1.8)

Net earnings attributable to L&P	$71.3	$65.8	8%	$191.7	$174.7	10%

Earnings per diluted share
From continuing operations	$0.48	$0.45	7%	$1.25	$1.15	9%
From discontinued operations	$0.00	$0.00		$0.05	$0.05
Net earnings per diluted share	$0.49	$0.45	9%	$1.30	$1.20	8%
Shares outstanding
Common stock (at end of period)	141.2	141.0		141.2	141.0
Basic (average for period)	144.9	144.4		145.6	144.0
Diluted (average for period)	147.0	146.1		147.7	145.5

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2013	2012	Change	2013	2012	Change
Net earnings	$72.0	$66.6		$193.4	$176.5
Depreciation and amortization	29.2	31.5		88.3	89.2
Working capital decrease (increase)	21.3	(8.4)		(75.6)	(55.1)
Asset Impairment	—	—		2.3	1.0
Other operating activity	(6.9)	5.0		30.4	29.4

Net Cash from Operating Activity	$115.6	$94.7	22%	$238.8	$241.0	(1%)
Additions to PP&E	(18.1)	(16.2)		(60.0)	(53.5)	12%
Purchase of companies, net of cash	(16.4)	(0.5)		(26.5)	(190.3)
Liquidation of (investment in) unconsol. entity[2]	21.2	(22.4)		21.2	(22.4)
Proceeds from asset sales	2.4	1.9		16.8	9.3
Dividends paid	(41.2)	(39.3)		(82.6)	(117.5)
Repurchase of common stock, net	(28.4)	1.5		(78.1)	(1.3)
Additions (payments) to debt, net	(18.7)	31.7		(92.0)	211.4
Liquidation of interest rate swap agreement	—	(42.7)		—	(42.7)
Other	2.2	1.7		2.2	(5.4)

Increase (Decr.) in Cash & Equiv.	$18.6	$10.4		$(60.2)	$28.6

FINANCIAL POSITION	30-Sep
(In millions)	2013	2012	Change
Cash and equivalents	$298.9	$264.9
Receivables	574.7	589.7
Inventories	488.9	471.2
Other current assets	45.4	52.9

Total current assets	1,407.9	1,378.7	2%
Net fixed assets	579.9	575.4
Held for sale	16.9	20.5
Goodwill and other assets	1,300.4	1,271.3

TOTAL ASSETS	$3,305.1	$3,245.9	2%

Trade accounts payable	$326.2	$292.0
Current debt maturities	1.1	201.8
Other current liabilities	311.5	301.9

Total current liabilities	638.8	795.7	(20%)
Long term debt	957.5	860.2	11%
Deferred taxes and other liabilities	245.1	189.2
Equity	1,463.7	1,400.8	4%

Total Capitalization	2,666.3	2,450.2

TOTAL LIABILITIES & EQUITY	$3,305.1	$3,245.9

[1]	Prior year results have been restated for discontinued operations.
[2]	The company also received, as part of 3Q 2013 Cash from Operating Activity, $1.8 million in interest related to this investment.

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LEGGETT & PLATT

SEGMENT RESULTS [1]	THIRD QUARTER			YEAR TO DATE
(In millions)	2013	2012	Change	2013	2012	Change
External Sales
Residential Furnishings	$500.3	$479.7	4.3%	$1,470.0	$1,442.7	1.9%
Commercial Fixturing & Components	128.2	161.5	(20.6%)	369.0	388.4	(5.0%)
Industrial Materials	150.7	156.7	(3.8%)	466.1	488.6	(4.6%)
Specialized Products	178.5	180.2	(0.9%)	544.1	536.3	1.5%

Total	$957.7	$978.1	(2.1%)	$2,849.2	$2,856.0	(0.2%)

Inter-Segment Sales
Residential Furnishings	$8.3	$2.0		$14.2	$6.3
Commercial Fixturing & Components	1.3	1.3		3.5	3.5
Industrial Materials	55.3	58.9		179.8	195.4
Specialized Products	13.5	9.6		42.6	33.2

Total	$78.4	$71.8		$240.1	$238.4

Total Sales
Residential Furnishings	$508.6	$481.7	5.6%	$1,484.2	$1,449.0	2.4%
Commercial Fixturing & Components	129.5	162.8	(20.5%)	372.5	391.9	(5.0%)
Industrial Materials	206.0	215.6	(4.5%)	645.9	684.0	(5.6%)
Specialized Products	192.0	189.8	1.2%	586.7	569.5	3.0%

Total	$1,036.1	$1,049.9	(1.3%)	$3,089.3	$3,094.4	(0.2%)

EBIT
Residential Furnishings	$47.0	$39.7	18%	$131.7	$119.9	10%
Commercial Fixturing & Components	8.4	19.2	(56%)	17.9	29.5	(39%)
Industrial Materials	16.2	19.2	(16%)	59.8	50.2	19%
Specialized Products	21.9	22.9	(4%)	66.0	67.2	(2%)
Intersegment eliminations and other	7.8	(1.8)		(1.0)	(7.0)
Change in LIFO reserve	4.9	5.7		9.7	7.8

Total	$106.2	$104.9	1%	$284.1	$267.6	6%

			Basis Pts			Basis Pts
EBIT Margin [2]
Residential Furnishings	9.2%	8.2%	100	8.9%	8.3%	60
Commercial Fixturing & Components	6.5%	11.8%	(530)	4.8%	7.5%	(270)
Industrial Materials	7.9%	8.9%	(100)	9.3%	7.3%	200
Specialized Products	11.4%	12.1%	(70)	11.2%	11.8%	(60)

Overall from Continuing Operations	11.1%	10.7%	40	10.0%	9.4%	60

LAST SIX QUARTERS	2012			2013
	2Q	3Q	4Q	1Q	2Q	3Q
Selected Figures
Trade Sales ($ million)	935	978	850	933	959	958
Sales Growth (vs. prior year)	(1%)	4%	(0%)	(1%)	3%	(2%)
EBIT ($ million)	87	105	76	79	99	106
EBIT Margin	9.3%	10.7%	8.9%	8.5%	10.3%	11.1%
Net Earnings to L&P—excl. discontinued oper. ($m)	57	66	74	49	65	71
Net Margin—excludes discontinued operations	6.1%	6.7%	8.7%	5.3%	6.8%	7.4%
EPS—continuing operations (diluted)	$0.39	$0.45	$0.50	$0.33	$0.44	$0.48
Cash from Operations ($ million)	81	95	209	24	99	116
Net Debt to Net Capitalization
Long term debt	821.0	860.2	853.9	953.8	973.9	957.5
Current debt maturities	201.9	201.8	201.5	201.4	1.8	1.1
Less cash and equivalents	(254.5)	(264.9)	(359.1)	(449.4)	(280.3)	(298.9)

Net Debt	768.4	797.1	696.3	705.8	695.4	659.7

Total capitalization	2,359.3	2,450.2	2,523.9	2,635.3	2,648.0	2,666.3
Current debt maturities	201.9	201.8	201.5	201.4	1.8	1.1
Less cash and equivalents	(254.5)	(264.9)	(359.1)	(449.4)	(280.3)	(298.9)

Net Capitalization	2,306.7	2,387.1	2,366.3	2,387.3	2,369.5	2,368.5

Long Term Debt to Total Capitalization	34.8%	35.1%	33.8%	36.2%	36.8%	35.9%
Net Debt to Net Capital	33.3%	33.4%	29.4%	29.6%	29.3%	27.9%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

	2Q	3Q	4Q	1Q	2Q	3Q
Same Location Sales (vs. prior year)
Residential Furnishings	1%	2%	4%	(1%)	3%	6%
Commercial Fixturing & Components	(10%)	21%	(4%)	1%	11%	(20%)
Industrial Materials	(5%)	(8%)	(15%)	(7%)	(9%)	(10%)
Specialized Products	5%	2%	1%	1%	7%	1%
Overall from Continuing Operations	(2%)	3%	(2%)	(2%)	2%	(3%)

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful

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